Exhibit 23.9

Margin - Marine Geoscience Innovation

21 Kalang Circuit

Coffs Harbour, 2450, NSW, Australia

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Margin - Marine Geoscience Innovation (“MMGI”), in connection with the Registration Statement and any amendments or supplements and/or exhibits thereto (collectively, the Form S-1), consent to:

●	the filing and use of the technical report summary titled “Technical Report Summary--Initial Assessment of the NORI Property, Clarion-Clipperton Zone, Deep Green Metals Inc.” (the “NORI Technical Report”), with an effective date of March 17, 2021, as an exhibit to and referenced in the Form S-1;

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form S-1 and any such NORI Technical Report; and

●	the information derived, summarized, quoted or referenced from the NORI Technical Report, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-1.

MMGI is responsible for authoring, and this consent pertains to, the following Sections of the NORI Technical Report:

●	Section 6: Geological setting and mineralisation
●	Section 7: Exploration
●	Section 8.1: Security
●	Corresponding Subsections of Section 1: Summary
●	Corresponding Subsections of Section 22: Interpretation and conclusions
●	Corresponding Subsections of Section 23: Recommendations
●	Corresponding Subsections of Section 24: References
●	Corresponding Subsections of Section 25: Reliance on information provided by the registrant

Dated this October 7, 2021

/s/ Ian Robert Stevenson
Ian Robert Stevenson
Signature of Authorized Person for
Margin - Marine Geoscience Innovation, a Qualified Third-Party Firm